UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                         Commission File Number: 33-30476-D

                           NOTIFICATION OF LATE FILING

(Check One):   [ ] Form 10-K   [ ] Form 20-F   [ ] Form 10-Q
[ ] Form N-SAR

               [ ] Form 10-KSB [X] Form 10-QSB

         For Period Ended: June 30, 2001

         [  ]     Transition Report of Form 10-K
         [  ]     Transition Report of Form 20-F
         [  ]     Transition Report of Form 11-K
         [  ]     Transition Report of Form 10-Q
         [  ]     Transition Report of Form N-SAR
         For the Transition Period Ended:
______________________________________

PART I --         REGISTRANT INFORMATION

Cryocon, Inc.
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Full Name of Registrant

------------------------------------------------------------
Former Name if Applicable

2250 North 1500 West
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Address of Principal Executive Office (Street and Number)

Ogden, Utah  84404
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City, State and Zip Code

PART II - RULES 12b-25(b) AND (c)

If subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-
25(b), the following
should be completed.  (Check if appropriate): [X]


(a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
(b) The subject annual report, semi-annual report, transition report on Form
    10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-
Q, or portion
    thereof will be filed on or before the fifth calendar day following the prescribed due date; and
(c) The accountant's statement or other exhibit required by Rule 12b-25(c)has been attached if applicable.

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PART III - NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q,
N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

The Registrant has recently completed responses to comments and filed amendment number 3 to its form SB-2 registration statement. As a result, it has not finalized its financial statements for the quarter ending June 30, 2001 and has not had the opportunity to have it's independent auditors to review the filing. The Registrant anticipates that it will file the report within the extension period provided by this form 12b-5.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard
to this   notification

 Vaughn P. Griggs, CFO           (801)            395-2796
----------------------------     -----           ------------
       (Name)                  (Area Code)   (Telephone Number)

(2) Have all other periodic  reports  required  under
Section 13 or 15(d) of the
    Securities  Exchange Act of 1934 or Section 30 of the
Investment  Company
    Act of 1940 during the  preceding 12 month or for such
shorter  period that
    the  registrant  was required to file such report(s)
been filed?  If answer
    is no, identify report(s).  [X]  Yes   [ ] No

(3) Is it anticipated  that any  significant  change in
results of operations
    from the  corresponding  period for the last fiscal year
will be reflected
    by the earnings statements to be included in the subject
report or portion
    thereof?
              [ ]   Yes     [X] No

    If so, attach an explanation of the anticipated change, both normatively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                       CRYOCON, INC.
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        (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date:   June 28, 2001               By: /s/ Vaughn P. Griggs
                                            Vaughn P. Griggs
                                            Chief Financial Officer
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